UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2020

MaxLinear, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5966 La Place Court, Suite 100, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (760) 692-0711
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	MXL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
d) Election of Director

On March 21, 2020, we increased the size of our board directors (“Board”) from seven to eight directors and appointed Gregory P. Dougherty to our Board, effective immediately. Mr. Dougherty will serve as a Class III director with a term expiring at the annual meeting of stockholders to be held in 2021. Mr. Dougherty was not appointed to any Board committees at this time.

Mr. Dougherty previously served as Chief Executive Officer of Oclaro from June 2013 until its acquisition by Lumentum in December 2018. He also served as a director of Oclaro from April 2009 to the completion of the sale in December 2018. Prior to Oclaro, Mr. Dougherty served as a director of Avanex Corporation, a leading global provider of intelligent photonic solutions, from April 2005 to April 2009, when Avanex and Bookham merged to become Oclaro. Mr. Dougherty also served as a director of Picarro, Inc., a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology, from October 2002 to August 2013, and as its Interim Chief Executive Officer from January 2003 to April 2004. He also served as a board member of the Ronald McDonald House at Stanford from January 2004 to December 2009, and the Bay Area Make-A-Wish Foundation. Earlier in his career, Mr. Dougherty served as the Chief Operating Officer at SDL from 1997 to 2001, when the company was acquired by JDS Uniphase Corporation, where he continued in the role until 2002. From 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty currently serves on the board of directors of Infinera Corporation, a provider of intelligent transport networks, IPG Photonics Corporation, a fiber laser manufacturer, and Fabrinet, an optical, electro-mechanical and electronic manufacturing services company. Mr. Dougherty earned a bachelor’s degree in optics from the University of Rochester. We believe that Mr. Dougherty’s experience serving in executive positions for public technology companies, his long history in the technology industry, and his experience serving as a director, including lead independent director, for other public companies bring valuable industry knowledge and practical experience to our Board and qualify him to serve as one of our directors.

In connection with Mr. Dougherty’s appointment to the Board, Mr. Dougherty will be entitled to compensation in accordance with the Company’s outside director compensation policy, under which each non-employee director receives a base annual retainer of $50,000 per year for service as a Board member.

In addition, in accordance with our outside director equity compensation policy, we granted Mr. Dougherty: (i) an “annual initial award” of shares of restricted stock having a fair value at issuance equal to $18,483.61 (which award was subject to pro-rata reduction based on the number of days Mr. Dougherty will actually serve as a director during the period beginning on the date of appointment and ending on the next May 1); and (ii) a “full-term initial award” of shares of restricted stock having a fair value at issuance equal to $165,000. The “annual initial award” will vest fully on the earlier to occur of the next May 1 or the date immediately preceding our next annual meeting of stockholders, and the “full-term initial award” will vest in three equal installments on each anniversary of the date of grant. Beginning with our annual meeting of stockholders in 2020, Mr. Dougherty will be eligible for equity award grants on the same terms as other continuing members of the Board. Currently, our policy provides for an annual award to continuing directors on the date of each annual meeting of stockholders of shares of restricted common stock with a fair value at issuance of $165,000. These shares vest, assuming continued service, on the earlier to occur of the next succeeding May 1 or the date immediately preceding the next annual meeting of stockholders. Under the terms of our outside director equity compensation policy, directors may in certain circumstances defer delivery of shares of common stock upon vesting in accordance with the terms and conditions of a deferral program currently administered by our compensation committee. We will also reimburse Mr. Dougherty for all reasonable expenses in connection with his services to us.

Mr. Dougherty also executed our standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-162947) filed with the Securities and Exchange Commission on November 6, 2009 and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Mr. Dougherty and any other persons pursuant to which Mr. Dougherty was elected as a director. In addition, Mr. Dougherty is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 23, 2020, the Company issued a press release announcing Mr. Dougherty’s appointment as a director. The press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
99.1	MaxLinear, Inc. Press Release, dated March 23, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 23, 2020	MAXLINEAR, INC.

(Registrant)

		By:	/s/ Steven Litchfield
Steven Litchfield
Chief Financial Officer and Chief Corporate Strategy Officer